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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 12, 1996
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                              SAFESKIN CORPORATION
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                 (Exact name of registrant specified in Charter)

    Florida                      0-22726                       59-2617525
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(State or other                (Commission                    (IRS Employee
jurisdiction of                File Number)                 Identification No.)
incorporation)

         12671 High Bluff Drive
         San Diego, California                                     92130
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(Address of principal executive offices)                         Zip Code

           Registrant's telephone, including area code: (619) 794-8111
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         (Former name and former address, if changed since last report)

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Item 5.           Other Events.

                  On December 12, 1996, the Board of Directors of the Registrant declared a dividend on its shares of Common Stock of preferred share purchase rights as part of a shareholder rights plan. The shareholder rights plan is designed to ensure that all shareholders of the Registrant receive fair value for their shares of the Common Stock in the event of any proposed takeover of the Registrant and to guard against the use of partial tender offers or other coercive tactics to gain control of the Registrant without offering fair value to the Registrant's shareholders. In February 1996, the Registrant relocated its principal place of business and corporate headquarters from Boca Raton, Florida to San Diego, California. As a result, the anti-takeover provisions of Section
607.0902 of the Florida Business Corporation Act are no longer available to the Registrant. A revised description of the Registrant's capital stock including a summary of the Rights Agreement, entered into in connection with the shareholder rights plan, and a discussion of the unavailability to the Company of the anti-takeover provisions of the Florida Business Corporation Act is annexed hereto as Exhibit 99.1. In addition, a copy of the Rights Agreement is annexed hereto as Exhibit 4.1. This discussion of the shareholder rights plan does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

                  On December 13, 1996, the Registrant announced its plans to move all of its remaining latex examination glove production from its Malaysian facility to its Thai facility in 1997. In connection with the move, the Registrant will take a $3 million after-tax charge against earnings in the fourth quarter of 1996. The Registrant anticipates that the move will improve profit margins in 1997 and future years due to the lower production costs at the Thai facility. To accommodate the increased production requirements in Thailand, the Registrant plans to complete its initial "Grand Master" production machine in the first quarter of 1997 and build two additional "Grand Master" lines scheduled to be completed during the second half of 1997. The combination of the three machines is expected to increase the Thai facility's capacity by approximately 70% by the end of 1997 when the new machines are scheduled to be fully operational. The Registrant will continue to operate one of its Malaysian facilities for the production of higher value products, such as the newly introduced Safeskin 2000 powder-free surgical glove, the high technology and scientific division's HypoClean products and nitrile synthetic latex products.

                  Effective January 1, 1997, the Registrant's founder, Co-Chairman and director, Neil K. Braverman resigned as Co-Chairman and entered into a one year consulting arrangement with the Registrant. Pursuant to the consulting arrangement, Mr. Braverman will work on a part-time basis, assisting the Registrant in the areas of manufacturing and new product development.

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Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits.

             (c) Exhibits.

             Exhibit No.                                 Exhibit

             4.1 Rights Agreement, dated as of December 18, 1996, between Safeskin Corporation and American Stock Transfer & Trust Company, as Rights Agent, which includes, as Exhibit A thereto, the Resolution of the Board of Directors with respect to Series A Junior Participating Preferred Stock, as Exhibit B thereto, the form of Rights Certificate and as Exhibit C thereto the form of Summary of Rights.

             99.1                      Description of Capital Stock

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                                    Signature

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           SAFESKIN CORPORATION

                                           By: /s/ Richard Jaffe
                                               --------------------------
                                               Name: Richard Jaffe
                                               Title: Chairman, President and
                                                      Chief Executive Officer

Dated: January 2, 1997

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                  Exhibit No.                             Exhibit
                  -----------                             -------

                  4.1 Rights Agreement, dated as of December 18, 1996, between Safeskin Corporation and American Stock Transfer & Trust Company, as Rights Agent, which includes, as Exhibit A thereto, the Resolution of the Board of Directors with respect to Series A Junior Participating Preferred Stock, as Exhibit B thereto, the form of Rights Certificate and as Exhibit C thereto the form of Summary of Rights.

                  99.1                      Description of Capital Stock



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